Exhibit 99.1

BBC4 – The World this Weekend

Interview with Peter Rawlinson, CEO and CTO of Lucid Motors

Transcript

April 25, 2021

Teaser:

Presenter: Also today, the car company boss who says electric will save the planet and turn the industry on its head.

Peter Rawlinson (PR): Those companies that have the foresight to recognize that this is a technology race, those will be the winners. I think others will fall by the wayside. I think there’s going to be blood on the carpet.

Interview:

Host: Now, can you imagine spending around £120,000 on an electric car? No, nor can I, but Peter Rawlinson who runs Lucid Motors in California is about to offer one and he says the technology is so transformative, as he puts it, that it will help to save the planet. Plenty of money is buying into that ambition. When Lucid listed on the US stock exchange, it was valued at $24 billion before selling a single car. Peter Rawlinson told me how that was possible.

PR: The valuation of our company, that the market attributes to us is very much based upon the future potential, not just on the EV market and the EV space, because clearly the pendulum is going to swing. We're all going to be driving EVs within the next decade, but it's based upon the technological prowess of Lucid Motors as a company. Our electric vehicle technology that we've developed in house, is truly world-class and it's going to lead to our first product, the Lucid Air, having a transformative over 500 miles range, in some models.

Host: It all sounds very exciting. One thing I notice you haven't mentioned is the cost. So when you say it's transformative, maybe, but in quite a limited way.

PR: We have to start with a high-end product for a number of reasons. First of all, the first product defines the brand. But the technology that we developed will find its way down to more affordable, more attainable models. And it's my ambition to truly mass industrialize electric vehicle technology, to make it affordable for the mass market because the entire world needs to move urgently to a more sustainable mode of transportation. We can reduce the price of our Lucid Air by a factor of two within about 18 months of production. But even that, when it gets us to a car which is maybe sort of £20, £25,000 soon enough for my liking and to do that, we need to mass industrialize electric vehicle technology. It's the cost of the batteries, which is really dominating the cost of building an electric car today. So we need to bring down the price of batteries, but there's another factor which is being missed almost completely. And that is efficiency, because if we can go further per kilowatt hour, we can go the same distance for a smaller battery pack. Those companies that have the foresight to recognize this, but more over to recognize that this is a technology race, those will be the winners. I think others will fall by the wayside. I think there's going to be blood in the carpet.

Host: Do you see any signs of either the government in the United States where you're operating or indeed here, do you see any signs of the government doing the things it needs to do to facilitate that process?

PR: To date, China's probably got the most far-reaching government policies. Paradoxically, probably the US has been the laggard. Although the US has got the ascendent position in terms of EV tech. I think the Biden administration is making great moves now. And I just hope that the UK government really rises to this challenge.

Host: But do they talk to you about it? You mentioned President Biden's initiatives and the change of tone, particularly from the American administration, but did they actually come along to you and say, well, what could we do to make the infrastructure work?

PR: We are in dialogue with the US administration right now. And of course there is a great program in the US called the DOE Loan Program. And this is what enabled Tesla to happen in the first place. The Department of Energy loaned Tesla $465 million, which enabled it to create the Tesla model S. It's not just about incentives for the market, for cars, it's incentives for companies to engineer and develop electric cars in the first place.

Host: I suppose the last question I should ask you is why are you there, and not here if you'd like your company is based in California and why is that environment better than ours?

PR: Yes, there were a number of factors. I work in Silicon Valley. That's a hotbed of attracting investment for new technologies. There's a recognition that the solutions for the challenges that all mankind faces now with environment, those solutions are being provided by great engineers. And, you know, the role of the engineer and the profession of engineering in the UK has been diminished. I think that it needs to be aspirational as it is in Silicon Valley. I think that's where engineers are truly admired and respected in a way that I've not seen happen so much in the UK, sadly, that needs to be addressed socially here in this country.

Host: Peter Rawlinson.